Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 1st QUARTER RESULTS
•	Reports Q1 Adjusted EBITDA of ($13) Million, Excluding Foreign Currency Transaction Losses

•	Reaffirms Fiscal 2011 and 2012 Adjusted EBITDA Targets
New York, NY — April 27, 2011 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the first quarter of 2011. For the first quarter of 2011 on a GAAP basis, the loss from continuing operations was ($84) million, or ($0.88) per share, compared to a loss from continuing operations of ($56) million, or ($0.59) per share, for the first quarter of 2010.
Adjusted loss per share from continuing operations for the first quarter was ($0.56), compared to an adjusted loss per share from continuing operations of ($0.32) for the first quarter of 2010 (inclusive of losses of ($0.15) per share in the first quarter of 2011 and gains of $0.15 per share in the first quarter of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Adjusted EBITDA, excluding foreign currency gains (losses), net, for the first quarter of 2011 was ($13) million, compared to ($12) million for the first quarter of 2010.
Net sales for the first quarter were $513 million, a decrease of $71 million, or 12.2%, from the comparable 2010 period. Excluding the impact of a $58 million decrease in net sales of brands that have been licensed or exited, substantially all of which was associated with the transition of the Liz Claiborne family of brands to the licensing models under the JCPenney and QVC arrangements, net sales decreased $13 million, or 2.2%, primarily due to decreased sales in our International-Based Direct Brands segment.
Due to the shift of the Easter holiday to April, the Company also announced March and estimated April month to date direct to consumer comparable sales as follows:

Brand	March	April MTD*
Juicy Couture	(17%)	15%
Lucky Brand	1%	23%
kate spade	44%	104%
Mexx Europe	(6%)	8%
Mexx Canada	(9%)	2%

*	Estimated April direct to consumer comparable sales through April 24th
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Adjusted EBITDA, excluding foreign currency transaction losses, of ($13) million in the first quarter was in line with the outlook we provided in March. Based upon our latest forecast, we are reaffirming our guidance for Adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $100 to $120 million for fiscal 2011 and $180 to $220 million for fiscal 2012. We also continued our focus on strengthening our capital structure, as evidenced by the successful completion of our recent eurobond tender and the issuance of new $220 million, 8 year notes in April.”
Mr. McComb concluded, “Direct to consumer comparable sales for March and estimated month to date comparable sales for April reflect both the impact of the Easter shift as well as the current trend in our businesses. At kate spade, we continue to see exceptional performance across all product categories, channels and geographies. Lucky Brand is now gaining momentum across the store, benefiting from strong sell throughs of their spring assortments. As we forecast on the last call, Juicy Couture’s performance was challenging in the quarter. We are excited about improvements in product already in the pipeline, driven by Leann Nealz and her team, and look forward to a positive impact on the business by Holiday. At Mexx Europe, we are encouraged by the progress to date in rebuilding the wholesale business and will continue our focus on improving profitability in the direct to consumer channel. In Partnered Brands, we are on track to generate positive adjusted operating income for the year. We look forward to showcasing these brands and their management teams tomorrow at our investor day conference.”
The adjusted results for the first quarter of 2011 and 2010, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities and non-cash impairment charges. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense, and (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.
The Company will sponsor a conference call at 4:30pm EDT today to discuss its results for the first quarter of 2011. The dial-in number is 1-888-694-4676 with pass code 58172616. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of 2011, which will be filed with the Securities and Exchange Commission tomorrow.

FIRST QUARTER RESULTS
Overall Results
Net sales from continuing operations for the first quarter of 2011 were $513 million, a decrease of $71 million, or 12.2% from the first quarter of 2010, reflecting (i) a decline in sales of our Partnered Brands segment, including a $58 million decrease in sales of brands that have been licensed or exited, substantially all of which was associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements; (ii) a sales decline in our International-Based Direct Brands segment; (iii) an increase in sales in our Domestic-Based Direct Brands segment; and (iv) the impact of changes in foreign currency exchange rates in our international businesses which decreased net sales by $2 million, or 0.3%.
Gross profit as a percentage of net sales was 52.4% in the first quarter of 2011 compared to 46.4% in the comparable 2010 period, reflecting a significantly improved gross profit rate in our Partnered Brands segment due to the transition to the licensing model under the JCPenney and QVC arrangements. The gross profit rate also reflected improvements in our International-Based Direct Brands and Domestic-Based Direct Brands segments. Total Company gross profit rate was also positively impacted by an increased proportion of sales from our Domestic-Based Direct Brands segment, since it runs at a higher gross profit rate than the Company average.
Selling, general & administrative expenses (“SG&A”) were $319 million, or 62.1% of net sales in the first quarter of 2011, compared to $330 million, or 56.4% of net sales in the first quarter of 2010. The increase in SG&A as a percentage of net sales primarily reflected decreased net sales in our International-Based Direct Brands and Partnered Brands segments, which exceeded the proportionate reduction in SG&A. The $11 million decrease in SG&A primarily reflected the following:
•	a $21 million decrease in our Partnered Brands segment and corporate SG&A, inclusive of a decrease associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements;

•	a $9 million decrease in expenses associated with our streamlining initiatives and brand-exiting activities;

•	a $3 million decrease in our International-Based Direct Brands segment;

•	a $21 million increase in our Domestic-Based Direct Brands segment, primarily due to increased retail expansion and an increase in marketing expenses; and

•	a $1 million increase due to the impact of changes in foreign currency exchange rates in our international businesses.
Operating loss was ($50) million ((9.8)% of net sales) in the first quarter of 2011 compared to an operating loss of ($59) million ((10.0%) of net sales) in the first quarter of 2010. Adjusted operating loss in the first quarter of 2011 was ($45) million ((8.8)% of net sales) compared to an adjusted operating loss of ($45) million ((7.6%) of net sales) in 2010.
Other (expense) income, net was ($22) million in the first quarter of 2011, compared to $20 million in the first quarter of 2010, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of non-cash foreign currency translation (losses) gains of ($20) million and $18 million for the first quarter of 2011 and 2010, respectively, on our euro-denominated notes within earnings; (ii) foreign currency transaction gains and losses and (iii) equity in earnings of our investment in Kate Spade Japan.

Interest expense, net decreased to $13 million in the first quarter of 2011 compared to $15 million in the first quarter of 2010, primarily reflecting a reduction in amortization of deferred financing costs.
(Benefit) provision for income taxes was ($1) million in the first quarter of 2011 compared to $2 million in the first quarter of 2010. The income tax benefit for the first quarter of 2011 primarily represented tax benefits on losses in continuing operations, partially offset by deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions. The provision for income taxes for the first quarter of 2010 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.
Loss from continuing operations in the first quarter of 2011 was ($84) million, or ($0.88) per share, compared to a loss from continuing operations in the first quarter of 2010 of ($56) million, or ($0.59) per share. Adjusted loss per share from continuing operations in the first quarter of 2011 was ($0.56) compared to adjusted loss per share from continuing operations of ($0.32) in the first quarter of 2010.
Net loss in the first quarter of 2011 was ($96) million, inclusive of losses related to discontinued operations of ($13) million, compared to a net loss of ($72) million, inclusive of losses related to discontinued operations of ($16) million, in the first quarter of 2010. Loss per share was ($1.02) in the first quarter of 2011 compared to a loss per share of ($0.76) in the first quarter of 2010.
Balance Sheet and Cash Flow
Accounts receivable decreased $49 million, or 19.4%, in the first quarter of 2011, compared to the first quarter of 2010, primarily due to decreased wholesale sales, primarily in our Partnered Brands segment. The impact of changes in foreign currency exchange rates increased accounts receivable by $4 million.
Inventories decreased $9 million, or 3.0%, to $304 million, compared to the first quarter of 2010, primarily reflecting: (i) the period-over-period impact of decreased sales in our Partnered Brands and International-Based Direct Brands segments; and (ii) the impact of brands that have been licensed or exited, partially offset by an increase in Domestic-Based Direct Brands inventory to support growth initiatives, including retail store expansion. The impact of changes in foreign currency exchange rates increased inventories by approximately $5 million in the first quarter of 2011, compared to the first quarter of 2010.
Cash flow from continuing operating activities for the last twelve months was $45 million, including the refund of $24 million to Li & Fung as a result of reduced sourcing due to our licensing agreements with JCPenney and QVC for Liz Claiborne branded products.
Debt outstanding increased $123 million to $714 million compared to $591 million in the first quarter of 2010, inclusive of a $26 million increase due to the impact of changes in foreign currency exchange rates on our euro-denominated notes. The debt balance as of the first quarter of 2010 reflected the repayment of borrowings under our revolving credit facility with $164 million of net income tax refunds received during the quarter.

Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, kate spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the first quarter were $258 million, increasing $15 million, or 6.2%, reflecting the following:
Net sales for Juicy Couture were $115 million, a 1.2% decrease compared to 2010, primarily driven by decreases in wholesale apparel and specialty retail, partially offset by an increase in outlet and e-commerce. Store counts and key operating metrics are as follows:
—	We ended the quarter with 76 specialty retail stores, 51 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 10 specialty retail stores, 20 outlet stores and 5 concessions;

—	Average retail square footage in the first quarter was approximately 414 thousand square feet, a 27.3% increase compared to 2010;

—	Sales per square foot for comparable stores for the latest twelve months were $760; and

—	Comparable direct to consumer sales (inclusive of e-commerce and concessions) decreased 11.8% in the first quarter of 2011. Until September 2010, the Juicy Couture website was operated by a third party, and our sales to that third party were reflected as wholesale sales. E-commerce comparable sales calculations were based on the retail sales data provided by the third party operator.
Net sales for Lucky Brand were $84 million, an 8.9% decrease compared to 2010, primarily driven by decreases in wholesale apparel, outlet and wholesale non-apparel, partially offset by an increase in e-commerce. Store counts and key operating metrics are as follows:
—	We ended the quarter with 185 specialty retail stores and 39 outlet stores, reflecting the net closure over the last 12 months of 7 specialty retail stores and 7 outlet stores;

—	Average retail square footage in the first quarter was approximately 569 thousand square feet, a 4.6% decrease compared to 2010;

—	Sales per square foot for comparable stores for the latest twelve months were $370; and

—	Comparable direct to consumer sales (inclusive of e-commerce) increased 4.0% in the first quarter of 2011.
Net sales for kate spade were $59 million, a 71.7% increase compared to 2010, driven by increases in e-commerce, specialty retail, wholesale non-apparel, outlet and wholesale apparel. Store counts and key operating metrics are as follows:
—	We ended the quarter with 43 specialty retail stores and 29 outlet stores, reflecting the net addition over the last 12 months of 5 specialty retail stores;

—	Average retail square footage in the first quarter was approximately 143 thousand square feet, a 3.4% increase compared to 2010;

—	Sales per square foot for comparable stores for the latest twelve months were $768; and

—	Comparable direct to consumer sales (inclusive of e-commerce) increased 74.6% in the first quarter of 2011.
Domestic-Based Direct Brands segment operating loss in the first quarter was ($19) million ((7.3%) of net sales), compared to an operating loss of ($10) million ((4.1%) of net sales) in 2010. Domestic-Based Direct Brands segment adjusted operating loss in the first quarter was ($16)

million ((6.3%) of net sales), compared to an adjusted operating loss of ($5) million ((2.1%) of net sales) in 2010.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx Europe and Mexx Canada, our two international, retail-based operating segments.
Net sales in our International-Based Direct Brands segment were $165 million, a decrease of $16 million, or 8.9%, compared to 2010, primarily driven by decreases in Mexx Europe retail and wholesale, partially offset by increases in Mexx Canada retail. Store counts and key operating metrics are as follows:
—	We ended the quarter with 173 specialty retail stores, 89 outlets and 129 concessions, reflecting the net addition over the last 12 months of 14 specialty retail stores and the net closure of 57 concessions and 4 outlet stores;

—	Average retail square footage in the first quarter was approximately 1.473 million square feet, a 4.4% decrease compared to 2010;

—	Sales per square foot for comparable stores for the latest twelve months were $310; and

—	Comparable direct to consumer sales (inclusive of e-commerce and concessions) decreased 4.9% in the first quarter of 2011.
International-Based Direct Brands segment operating loss in the first quarter was ($30) million ((18.1)% of net sales), compared to an operating loss of ($29) million ((16.3)% of net sales) in 2010. International-Based Direct Brands segment adjusted operating loss in the first quarter was ($29) million ((17.6)% of net sales), compared to an adjusted operating loss of ($28) million ((15.4)% of net sales) in 2010.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, licensing, outlet, concession and e-commerce operations of our Liz Claiborne family of brands, Monet family of brands and our Axcess, Dana Buchman, Kensie, Mac & Jac, and licensed DKNY® brands.
Net sales decreased $70 million, or 43.7%, in the first quarter to $90 million, primarily reflecting a $58 million decrease in brands that have been licensed or exited, substantially all of which was related to the transition of our Liz Claiborne family of brands to the licensing models under the JCPenney and QVC arrangements.
Partnered Brands segment operating loss in the first quarter was ($1) million ((1.6%) of net sales), compared to an operating loss of ($19) million ((12.0)% of net sales) in 2010. Partnered Brands segment adjusted operating income in the first quarter was $0.4 million (0.5% of net sales), compared to an adjusted operating loss of ($12) million ((7.2)% of net sales) in 2010.
About Liz Claiborne Inc.
Liz Claiborne, Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New

York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman and Axcess brands are sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations, and availability under our amended and restated revolving credit facility may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, including the impact such changes may have on the pricing of our product and the resulting impact on consumer acceptance of our products at higher price points; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to effect a turnaround of our Mexx Europe business; our ability to improve the product offering of our Juicy Couture business; our ability to successfully re-launch our Lucky Brand product offering; our ability to successfully implement our long-term strategic plans; risks associated with the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; possible exposure to multiemployer union pension plan liability as a result of current market conditions and possible withdrawal liabilities; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic factors that can impact our operations and results and the shopping and spending patterns of consumers, including risks related to the importation and exportation of product, tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s 2010 Annual Report on Form 10-K, filed on February 17, 2011 with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the quarter ending April 2, 2011, which will be filed tomorrow with the Securities and Exchange Commission, including in the section in each report entitled “Item 1A-Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	April 2, 2011	%of	April 3, 2010	%of
	(13 Weeks)	Sales	(13 Weeks)	Sales
Net Sales	$513,242	100.0%	$584,160	100.0%
Cost of goods sold	244,482	47.6%	313,311	53.6%

Gross Profit	268,760	52.4%	270,849	46.4%
Selling, general & administrative expenses	318,956	62.1%	329,555	56.4%

Operating Loss	(50,196)	(9.8)%	(58,706)	(10.0)%
Other (expense) income, net	(22,057)	(4.3)%	19,793	3.4%
Interest expense, net	(12,550)	(2.4)%	(15,452)	(2.6)%

Loss Before (Benefit) Provision for Income Taxes	(84,803)	(16.5)%	(54,365)	(9.3)%
(Benefit) provision for income taxes	(1,289)	(0.3)%	1,584	0.3%

Loss from Continuing Operations	(83,514)	(16.3)%	(55,949)	(9.6)%
Discontinued operations, net of income taxes	(12,831)		(16,089)

Net Loss	(96,345)		(72,038)
Net loss attributable to the noncontrolling interest	—		(258)

Net Loss Attributable to Liz Claiborne, Inc.	$(96,345)		$(71,780)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.88)		$(0.59)

Net Loss Attributable to Liz Claiborne, Inc.	$(1.02)		$(0.76)

Weighted Average Shares, Basic and Diluted (a)	94,399		94,170

(a)
Because the Company incurred a loss from continuing operations for the three months ended April 2, 2011 and April 3, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	April 2, 2011	April 3, 2010
Assets
Current Assets:
Cash and cash equivalents	$15,849	$13,127
Accounts receivable — trade, net	203,721	252,799
Inventories, net	303,794	313,033
Other current assets	97,067	113,429
Assets held for sale	—	15,070

Total current assets	620,431	707,458

Property and Equipment, Net	364,010	417,896
Goodwill and Intangibles, Net	228,187	229,843
Other Assets	43,169	41,281

Total Assets	$1,255,797	$1,396,478

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Short-term borrowings	$133,453	$34,733
Convertible Senior Notes	75,470	71,960
Other current liabilities	437,988	419,846

Total current liabilities	646,911	526,539

Long-Term Debt	505,124	484,224
Other Non-Current Liabilities	228,266	220,861
Stockholders’ (Deficit) Equity	(124,504)	164,854

Total Liabilities and Stockholders’ (Deficit) Equity	$1,255,797	$1,396,478

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010
	(13 weeks)	(13 weeks)
Cash Flows from Operating Activities:
Net Loss	$(96,345)	$(72,038)
Adjustments to arrive at loss from continuing operations	12,831	16,089

Loss from continuing operations	(83,514)	(55,949)

Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	32,564	35,355
Loss on asset disposals and impairments, including streamlining initiatives, net	3,387	2,055
Share-based compensation	1,780	1,772
Foreign currency losses (gains), net	20,984	(19,023)
Other, net	(310)	161
Changes in assets and liabilities:
Decrease in accounts receivable — trade, net	7,941	4,907
(Increase) decrease in inventories, net	(12,121)	5,364
Increase in other current and non-current assets	(772)	(3,829)
Decrease in accounts payable	(9,111)	(18,594)
Decrease in accrued expenses and other non-current liabilities	(38,707)	(60,029)
Net change in income tax assets and liabilities	(244)	160,397
Net cash used in operating activities of discontinued operations	(12,736)	(5,447)

Net cash (used in) provided by operating activities	(90,859)	47,140

Cash Flows from Investing Activities:
Purchases of property and equipment	(16,170)	(9,612)
Payments for purchases of businesses	—	(5,000)
Payments for in-store merchandise shops	(889)	(401)
Investments in and advances to equity investee	—	(4,033)
Other, net	(145)	(32)
Net cash provided by (used in) investing activities of discontinued operations	200	(484)

Net cash used in investing activities	(17,004)	(19,562)

Cash Flows from Financing Activities:
Short-term borrowings, net	—	(34,614)
Proceeds from borrowings under revolving credit agreement	269,789	—
Repayment of borrowings under revolving credit agreement	(163,845)	—
Principal payments under capital lease obligations	(1,030)	(1,066)
Proceeds from exercise of stock options	9	—
Payment of deferred financing fees	(919)	(2,028)

Net cash provided by (used in) financing activities	104,004	(37,708)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,006)	2,885

Net Change in Cash and Cash Equivalents	(6,865)	(7,245)
Cash and Cash Equivalents at Beginning of Period	22,714	20,372

Cash and Cash Equivalents at End of Period	$15,849	$13,127

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	April 2, 2011	% to	April 3, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$258,022	50.3%	$242,861	41.6%
International-Based Direct Brands	165,120	32.2%	181,162	31.0%
Partnered Brands	90,100	17.5%	160,137	27.4%

Total Net Sales	$513,242	100.0%	$584,160	100.0%

	Three Months Ended		Three Months Ended
	April 2, 2011	% of	April 3, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS (a):
Domestic-Based Direct Brands	$(18,866)	(7.3)%	$(9,973)	(4.1)%
International-Based Direct Brands	(29,848)	(18.1)%	(29,463)	(16.3)%
Partnered Brands	(1,482)	(1.6)%	(19,270)	(12.0)%

Total Operating Loss	$(50,196)	(9.8)%	$(58,706)	(10.0)%

	Three Months Ended		Three Months Ended
	April 2, 2011	% to	April 3, 2010	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$323,280	63.0%	$380,309	65.1%
International	189,962	37.0%	203,851	34.9%

Total Net Sales	$513,242	100.0%	$584,160	100.0%

	Three Months Ended		Three Months Ended
	April 2, 2011	% of	April 3, 2010	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(26,368)	(8.2)%	$(28,372)	(7.5)%
International	(23,828)	(12.5)%	(30,334)	(14.9)%

Total Operating Loss	$(50,196)	(9.8)%	$(58,706)	(10.0)%

(a)
Operating loss includes charges related to streamlining initiatives and brand-exiting activities. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended
	April 2, 2011	April 3, 2010
	(13 Weeks)	(13 Weeks)
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(83,514)	$(55,691)
Streamlining initiatives and brand-exiting activities (a)	5,235	14,076
Benefit for income taxes	25,701	11,224

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$(52,578)	$(30,391)

Operating Loss	$(50,196)	$(58,706)
Streamlining initiatives and brand-exiting activities (a)	5,235	14,076

Adjusted Operating Loss (a)	(44,961)	(44,630)

Interest expense, net	(12,550)	(15,452)
Other (expense) income, net	(22,057)	19,793
Net loss attributable to the noncontrolling interest	—	(258)
Benefit for income taxes (b)	(26,990)	(9,640)

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$(52,578)	$(30,391)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc.(c)	$(0.56)	$(0.32)

(a)	During the three months ended April 2, 2011 and April 3, 2010, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended
	April 2, 2011	April 3, 2010
	(13 Weeks)	(13 Weeks)
Payroll, contract terminations, asset write-downs and other costs	$4,396	$13,583
Store closure and other brand-exiting activities	839	493

	$5,235	$14,076

(b)	Reflects a normalized tax rate based on estimated adjusted pretax loss.

(c)
As the Company incurred an adjusted loss from continuing operations attributable to Liz Claiborne, Inc. for the three months ended April 2, 2011 and April 3, 2010, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating Loss to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities.

	Three Months Ended
	April 2, 2011 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$258,022	$165,120	$90,100	$513,242

Operating Loss:
As Reported	$(18,866)	$(29,848)	$(1,482)	$(50,196)
Streamlining Initiatives and Brand-Exiting Activities	2,492	848	1,895	5,235

Adjusted Operating (Loss) Income	$(16,374)	$(29,000)	$413	$(44,961)

% of Net Sales	(6.3)%	(17.6)%	0.5%	(8.8)%

	Three Months Ended
	April 3, 2010 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$242,861	$181,162	$160,137	$584,160

Operating Loss:
As Reported	$(9,973)	$(29,463)	$(19,270)	$(58,706)
Streamlining Initiatives and Brand-Exiting Activities	4,888	1,519	7,669	14,076

Adjusted Operating Loss	$(5,085)	$(27,944)	$(11,601)	$(44,630)

% of Net Sales	(2.1)%	(15.4)%	(7.2)%	(7.6)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands)
(Unaudited)
The following table provides reconciliations of Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net; and (iv) Net Cash (Used in) Provided by Operating Activities.

	Three Months Ended	Three Months Ended
	April 2, 2011	April 3, 2010
	(13 Weeks)	(13 Weeks)
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(83,514)	$(55,691)
(Benefit) provision for income taxes	(1,289)	1,584
Interest expense, net	12,550	15,452
Depreciation and amortization, net (a)	28,976	29,696

EBITDA	(43,277)	(8,959)

Charges due to streamlining initiatives and brand-exiting activities	5,191	13,703
Share-based compensation	1,780	1,772
Loss on asset disposals and impairments, net (b)	2,495	547

Adjusted EBITDA	(33,811)	7,063

Foreign currency losses (gains), net	20,984	(19,023)

Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net	(12,827)	(11,960)

Net income tax refunds	1,009	164,117
Interest expense, net of amortization	(8,962)	(9,793)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(4,300)	(12,194)
Changes in working capital and other assets and liabilities	(52,770)	(72,181)
Other (c)	(13,009)	(10,849)

Net Cash (Used in) Provided by Operating Activities	$(90,859)	$47,140

(a)	Excludes amortization included in Interest expense, net.

(b)	Excludes depreciation included in Depreciation and amortization, net.

(c)	Includes discontinued operations and equity in earnings of the unconsolidated subsidiary.

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)

April 2, 2011
Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$296,724
Outstanding Borrowings	129,173
Letters of Credit Issued	28,633

Available Capacity	$138,918

Excess Capacity (b)	$93,918

(a)	Availability under the revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.